Exhibit 10.2

PIEDMONT OFFICE REALTY TRUST, INC.
LONG-TERM INCENTIVE PROGRAM
(Amendment No. 4 Effective March 19, 2020)
The Compensation Committee (the “Committee”) of the Board of Piedmont Office Realty Trust, Inc. (the “Company”) previously established this Long-Term Incentive Program (the “LTIP”) under the Piedmont Office Realty Trust, Inc. 2007 Omnibus Incentive Plan (the “Plan”) as previously amended on April 28, 2015, April 27, 2016, and May 2, 2017. The Committee now desires to further amend and restate the LTIP in its entirety, effective as of March 19, 2020. The LTIP is intended to allow the Company to make certain Awards under the Plan in furtherance of the purposes of the Plan. Capitalized terms that are not defined herein shall have the same meanings given to such terms in the Plan.
1.Definitions. For the purposes of the LTIP, the following terms shall have the meanings set forth below:
(a)    “Average Price” means, with respect to the beginning of a Performance Cycle, the average of the Closing Stock Price for the last 10 trading days preceding the start of the applicable Performance Cycle and the first 10 trading days of the applicable Performance Cycle, and with respect to the end of an Performance Cycle, the average of the Closing Stock Price for the last 10 trading days preceding the end of the applicable Performance Cycle and the first 10 trading days after the end of the applicable Performance Cycle. Notwithstanding the forgoing, in the event a Participant terminates employment during a Performance Cycle in accordance with Section 5, Average Price on the date of the Participant’s termination of employment means the average of the Closing Stock Price for the last 10 trading days preceding the date of the Participant’s termination of employment and the first 10 trading days following the date of Participant’s termination of employment.

(b)    “Cause” means, unless otherwise specified in the Participant’s employment agreement, any of the following: (i) any material act or material omission by the Participant which constitutes intentional misconduct in connection with the Company’s business or a willful violation of law in connection with the Company’s business; (ii) an act of fraud, conversion, misappropriation or embezzlement by the Participant with respect to the Company’s assets or business or conviction of, indictment for (or its procedural equivalent) or entering a guilty plea or plea of no contest with respect to a felony, or the equivalent thereof, or any crime involving any moral turpitude with respect to which imprisonment is a common punishment; (iii) any act of dishonesty committed by the Participant in connection with the Company’s business; (iv) the willful neglect of material duties of, or gross misconduct by, the Participant; (v) the use of illegal drugs or excessive use of alcohol that the Board determines in good faith to materially interfere with the performance of the Participant’s duties to the Company; and (vi) any other failure (other than any failure resulting from incapacity due to physical or mental illness) by the Participant to perform his material and reasonable duties and responsibilities as an employee, director or consultant of the Company.

(c)    “Closing Stock Price” means, with respect to Stock, the closing sales price per share on the applicable date quoted on the NYSE, or if there are no sales on such date, for the last preceding date on which there were sales of Stock, as determined by the Committee. With respect to the stock of a company in the Peer Group, “Closing Stock Price” means, (i) the closing sales price per share on the applicable date as quoted or reported on such national securities exchange or NASDAQ, or if there are no sales on such date, for the preceding date on which there were sales of stock, as determined by the Committee.

(d)    “Disability” means physical or mental incapacity whereby a Participant is unable with or without reasonable accommodation for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the essential functions of such Participant’s duties.

(e)    “Good Reason” means, unless otherwise specified in the Participant’s employment agreement, any of the following: (i) the failure of the Company to pay or cause to be paid the Participant’s base salary or annual bonus when due; (ii) a material diminution in the Participant’s status, including, title, position, duties, authority or responsibility; (iii) a material adverse change in the criteria to be applied by the Company with respect to the Participant’s target annual bonus as compared to the prior fiscal year (unless Executive has consented to such criteria); (iv) the relocation of the Company’s executive offices to a location outside of the Atlanta, Georgia metropolitan area without the consent of the Participant; (v) the failure to provide the Participant with incentive awards that are reasonably and generally comparable to awards granted to other executive officers (other than the CEO) of the Company; or (vi) the occurrence of a Change of Control (as defined in the Plan). Notwithstanding the foregoing, (1) Good Reason (A) shall not be deemed to exist unless the Participant gives to the Company a written notice identifying the event or condition purportedly giving rise to Good Reason within 90 days after the time at which Executive first becomes aware of the event or condition and (B) shall not be deemed to exist at any time after the Board has determined that there exists an event or condition which could serve as the basis of a termination of the Participant’s employment for Cause so long as the Board gives notice to the Participant of such determination within thirty (30) days of such determination and such notice is given within 120 days after the time at which the Board first becomes aware of the event or conditions constituting Cause; and (2) if there exists an event or condition that constitutes Good Reason, the Company shall have 30 days from the date notice of Good Reason is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder; and if the Company does not cure such event or condition within such 30-day period, the Participant shall have ten (10) business days thereafter to give the Company notice of termination of employment on account thereof (specifying a termination date no later than ten (10) days from the date of such notice of termination).
(f)         “Grant Date” shall mean the date that the LTIP plan is approved by the Compensation Committee of the Board of Directors of the Company.
(g)    “LTIP Award” means an Award of performance shares under the LTIP.
(h)    “Participant” means an employee, consultant, or Non-Employee Director of the Company, as selected by the Committee in its discretion.
(i)    “Peer Group” means the peer group of REIT companies selected by the Committee.
(j)    “Peer Group Percentile Ranking” means a comparison of the Company’s TSR to the TSR of other companies in the Peer Group, expressed on a percentile basis.
(k)     [Not Used.]
(l)    “Performance Level” means the Threshold, Target or Maximum Performance Level specified in Section 3(a).

(m)    “Performance Cycle” means the three-year period beginning on January 1 of the calendar year with respect to which a LTIP Award is granted. The first Performance Cycle shall commence on January 1, 2011, and end on December 31, 2013.
(n)    “Retirement” means a termination of employment with the Company or a Subsidiary after a Participant attains age 62, other than for Cause.
(o)     “Target Amount” means the number of shares of the Stock with respect to which the LTIP Award relates assuming achievement of the Target Performance Level. The Target Amount shall be determined by dividing the dollar value established by the Committee with respect to a Participant’s LTIP Award by the closing price of the Stock on the Grant Date.
(p)    “Total Shareholder Return,” or “TSR,” means the Average Price at the end of a Performance Cycle, minus the Average Price at the beginning of a Performance Cycle, plus any dividends paid during the Performance Cycle, all divided by the Average Price at the beginning of the Performance Cycle; provided, however, that if a Participant terminates employment during a Performance Cycle in accordance with Section 5, TSR means the Average Price on the date of the Participant’s termination of employment, minus the Average Price at the beginning of Performance Cycle, plus any dividends paid during the Performance Cycle until the date of the Participant’s termination of employment, all divided by the Average Price at the beginning of the Performance Cycle. If, during a Performance Cycle a Peer Group company (i) is acquired by or merged into another entity, and in either case is not the surviving entity following such merger or acquisition, or (ii) ceases to be a publicly-traded REIT as the result of a transaction to go private, the calculation of the Peer Group company’s TSR shall be determined by the Compensation Committee. If, during a Performance Cycle, a Peer Group company declares bankruptcy or is delisted from the securities exchange on which it is traded, such Peer Group company’s TSR shall be set at -100%.
2.Grant of LTIP Awards. Subject to the terms and provisions of the Plan and the LTIP, each year the Committee may grant LTIP Awards to such Participants in such amount and pursuant to such terms and conditions (to the extent consistent with the LTIP and the Plan) as the Committee may determine and as set forth in the applicable LTIP Award agreement. LTIP Awards are generally granted to Participants with respect to successive overlapping Performance Cycles. Not later than 120 days after the commencement of each Performance Cycle or as otherwise required by the Plan, the Committee shall establish in writing the LTIP Awards for such Performance Cycle, which shall include the applicable Target Amount, the Performance Levels, and the Peer Group.
3.LTIP Award Payouts.
(a)    Determination of Payout. An LTIP Award granted to a Participant shall specify the Target Amount that can be earned under such LTIP Award for the applicable Performance Cycle. The percentage of the Target Amount earned by a Participant for a Performance Cycle will be determined by the Committee based upon the Company’s Total Shareholder Return (“TSR”) relative to the TSR of the companies in the Peer Group. Based upon the Company’s Peer Group Percentile Ranking, a Participant will earn a percentage of the Target Amount as set forth in the following chart:

Performance Level	Peer Group Percentile Ranking	Percentage of Target Amount Payable
Maximum	75th percentile or above	200%
Target	Median	100%
Threshold	25th percentile	50%
Below Threshold	below 25th percentile	0%

If the Peer Group Percentile Ranking is between the Threshold and Target Performance Levels or between the Target and Maximum Performance Levels, the percentage of Target Amount earned shall be determined by linear interpolation.
(b)    [Not Used.]
(c)    Calculation of Performance and Target Amount Earned. Following the end of each Performance Cycle the Committee shall determine the Company’s TSR, the Peer Group Percentile Ranking, and the percentage of the Target Amount earned under Section 3(a).Notwithstanding the foregoing, if the Peer Group Percentile Ranking is below the Threshold Level, but the Company’s calculated TSR is 10% or greater, then 50% of the Target Amount will be deemed earned.
4.Settlement of LTIP Awards. Subject to Section 5 hereof, the percentage (if any) of each Participant’s LTIP Award that is earned with respect to a Performance Cycle as provided in Section 3 hereof shall be paid by the Company in the calendar year after the end of such Performance Cycle. Payments hereunder may be made in cash, Stock, or a combination thereof in accordance with the Plan, as determined by the Committee in its sole discretion.
5.    Termination of Employment. Except as otherwise provided in this Section 5, a Participant shall not be entitled to any payment under an LTIP Award with respect to a Performance Cycle ending after his or her termination of employment. In the event of a Participant’s termination of employment during a Performance Cycle due to (a) termination by the Company without Cause or by the Participant for Good Reason, (b) the Participant’s death or Disability, (c) the expiration of the Participant’s employment agreement due to non-renewal by the Company, (d)retirement or (e) a Change of Control (as defined in the Plan), such Participant will be entitled to payment of a portion of his or her LTIP Award for such Performance Cycle based on the Company’s TSR relative to the TSR of the companies in the Peer Group determined as of the date of the Participant’s termination of employment. The percentage of the Target Amount earned pursuant to Section 3 will then be multiplied by a fraction, the numerator of which equals the number of days during such Performance Cycle that such Participant was actively employed by the Company, and the denominator of which equals 1095 days, or total days in the Performance Cycle. Such payment will be paid by the Company 90 days after such Participant’s termination of employment occurs.
6.    409A Compliance. The Company intends that payments under the LTIP comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and the Company shall have complete discretion to interpret and construe the LTIP and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If any provision of the LTIP does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company. A termination of employment shall not be deemed to have occurred for purposes of any provision of the LTIP providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of the LTIP, references to a “termination,” “termination of employment” or like terms shall mean “such a separation from service.” The determination of whether and when a separation from service has occurred for proposes of the LTIP shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations. Any provision of the LTIP to the contrary notwithstanding, if the Company determines that the Participant is a “specified employee,” within the meaning of Code Section 409A, then to the extent that any payment under the LTIP on account of Participant’s separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment shall be delayed and paid at the date which is the earlier of (i) six (6) months and one day after the Participant’s separation from service and (ii) the date of Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6 shall be paid in a lump-sum. The Company makes no representation or warranty and shall have no liability to any participant or any other person if any provisions of the LTIP are determined to constitute deferred compensation subject to Code Section 409A, but do not satisfy an exemption from, or the conditions of, Code Section 409A.
7.    Miscellaneous. The Board may, at any time and with or without prior notice, amend, alter, suspend or terminate the LTIP in accordance with Section 17 of the Plan. For the avoidance of doubt, prior to the time the Committee grants any LTIP Awards with respect to a particular Performance Cycle, the Committee shall have complete discretion to award or not award LTIP Awards with respect to such Performance Cycle. All provisions of the LTIP are subject to the terms and conditions set forth in the Plan, which are hereby incorporated herein by reference. To the extent the terms of the LTIP are inconsistent with or modify, amend of supplement any provisions of the Plan, to the extent permitted under the Plan, the LTIP will be deemed to be a determination by the

Committee to so modify, amend or supplement the Plan and the terms of the LTIP will have precedence over the Plan.
Adopted by the Committee on this _19th_____day of _March_______ 2020.